EXHIBIT 10.2

COMPENSATION AGREEMENT

This Compensation Agreement (this “Agreement”) is entered into as of September 9, 2025 (the “Effective Date”), by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and [ ], an individual (the “SPAC Director”).

RECITALS

WHEREAS, the SPAC Director served as an independent director on the Board of Directors of Bannix Acquisition Corp. (“Bannix”) from October 2022 until July 2025, during which time the SPAC Director provided valuable oversight, including with respect to SEC filings, NASDAQ compliance, and the successful completion of the business combination between Bannix and the Company on July 14, 2025 (the “De-SPAC Transaction”);

WHEREAS, following the De-SPAC Transaction, the Company assumed control of Bannix, and the SPAC Director has not received any prior compensation, including sponsor equity, founder shares, cash, or other forms of remuneration, for such extended service;

WHEREAS, the Company’s Board of Directors has reviewed and approved a recommendation to provide fair and market-aligned compensation to the SPAC Director in recognition of their completed service, as detailed in the Independent Director Compensation Recommendation Report dated July 29, 2025 (the “Recommendation Report”);

WHEREAS, pursuant to the Recommendation Report, the Company has authorized a one-time payment of $150,000 to the SPAC Director, payable either in cash or, at the SPAC Director’s election, in the form of fully vested shares of the Company’s common stock issued under the Company’s 2024 Omnibus Equity Incentive Plan (the “Plan”); and

WHEREAS, the parties desire to memorialize the terms of such compensation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Compensation Payment

1.1 Amount and Form. The Company shall pay to the SPAC Director a one-time compensation in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Compensation Amount”) in recognition of the SPAC Director’s service as described in the Recitals, which compensation is specifically being paid to the SPAC Director for his service as a director during the period from October 2022 until July 2025. The SPAC Director may elect to receive the Compensation Amount in either (i) cash or (ii) fully vested shares of the Company’s common stock (the “Shares”) issued under the Plan, or a combination thereof, as specified in the Election Notice (as defined below).

1.2 Election. The SPAC Director shall make their election regarding the form of payment by delivering a written notice to the Company (the “Election Notice”) within 10 business days after the Effective Date, specifying the portion of the Compensation Amount to be paid in cash (if any) and the portion to be paid in Shares (if any). If no Election Notice is timely delivered, the Compensation Amount shall be paid entirely in cash.

1.3 Payment Timing. The cash portion of the Compensation Amount (if any) shall be paid by the Company to the SPAC Director via wire transfer or check within 10 business days after receipt of the Election Notice (or, if no Election Notice is delivered, within 10 business days after the expiration of the election period). The Shares (if elected) shall be issued to the SPAC Director within the same timeframe.

1.4 Share Issuance Details. If the SPAC Director elects to receive all or a portion of the Compensation Amount in Shares:

(a) The number of Shares to be issued shall be determined by dividing the elected portion of the Compensation Amount by the Fair Market Value (as defined below) of the Company’s common stock on the Grant Date (as defined below), rounded down to the nearest whole share.

(b) “Fair Market Value” means the closing price of the Company’s common stock (trading symbol: VWAV) as reported on the NASDAQ Stock Market (or such other principal securities exchange on which the Company’s common stock is then traded) immediately prior to the Grant Date.

(c) “Grant Date” means the Effective Date.

(d) The Shares shall be issued under the Plan and shall be fully vested upon issuance. Notwithstanding the foregoing, the Shares shall be subject to standard resale restrictions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable securities laws.

(e) The SPAC Director acknowledges that the Shares will be “restricted securities” under the Securities Act and may bear appropriate legends reflecting such restrictions.

1.5 Taxes. The SPAC Director shall be solely responsible for any federal, state, local, or foreign taxes arising from the receipt of the Compensation Amount, whether in cash or Shares. The Company shall have the right to withhold from any payment hereunder any amounts required to be withheld under applicable tax laws.

2. Representations and Warranties

2.1 By the SPAC Director. The SPAC Director represents and warrants to the Company that:

(a) The SPAC Director has full power and authority to enter into this Agreement and to perform their obligations hereunder.

(b) If electing Shares, the SPAC Director is acquiring the Shares for their own account for investment purposes and not with a view to resale or distribution in violation of applicable securities laws.

(c) The SPAC Director has had an opportunity to consult with their own legal, tax, and financial advisors regarding this Agreement and the Compensation Amount.

(d) The SPAC Director is an accredited investor as such term is defined under the Securities Act of 1933, as amended.

2.2 By the Company. The Company represents and warrants to the SPAC Director that:

(a) The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The issuance of any Shares hereunder has been duly authorized by the Company’s Board of Directors and complies with the terms of the Plan and applicable law.

(c) Upon issuance, the Shares will be validly issued, fully paid, and non-assessable.

3. Release

In consideration of the Compensation Amount, the SPAC Director hereby releases and forever discharges the Company, its affiliates, successors, and assigns, and their respective officers, directors, employees, and agents, from any and all claims, demands, actions, or causes of action arising out of or relating to compensation for the SPAC Director’s service on the Bannix Board of Directors prior to the De-SPAC Transaction, except for any claims arising under this Agreement.

4. Miscellaneous

4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

4.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

4.3 Amendments. This Agreement may be amended only by a written instrument signed by both parties.

4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

4.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

4.6 Notices. All notices hereunder shall be in writing and delivered to the addresses specified below or such other addresses as a party may designate in writing.

For the Company:

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210 # 301, Wilmington, Delaware 19801, United States

Attention: CEO

For the SPAC Director:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VISIONWAVE HOLDINGS, INC.

By:
Name: Doug Davis
Title: Executive Chairman

SPAC DIRECTOR

Election Notice

I, , elect for the compensation amount to be paid entirely in cash.

US Dollar Domestic Payment Details